Exhibit 99.1

                 Dillard's, Inc. Reports Record Fourth Quarter
                       and Fiscal Year Earnings Per Share



    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Feb. 27, 2007--Dillard's, Inc.
(NYSE:DDS):

    Dillard's, Inc. (the "Company" or "Dillard's") announced record earnings per share for the 14 and 53 weeks ended February 3, 2007. This release contains certain forward-looking statements. Please refer to the Company's cautionary statement regarding forward-looking information included below under "Forward-Looking Information".

    In accordance with the National Retail Federation fiscal reporting calendar, the 2006 reporting periods presented and discussed below ended February 3, 2007 and contained 14 and 53 weeks. The corresponding periods ended January 28, 2006 contained 13 and 52 weeks. For comparability purposes, some of the information discussed below is based upon comparison of the 13 and 52 weeks ended January 27, 2007 to the prior year corresponding periods ended January 28, 2006.

    Income - 14 Weeks

    Net income for the 14 weeks ended February 3, 2007 was $155.0 million ($1.90 per diluted share) compared to net income of $98.5 million ($1.24 per diluted share) for the 13 weeks ended January 28, 2006.

    Included in net income for the 14 weeks ended February 3, 2007 is a pretax interest credit of $10.5 million ($6.6 million after-tax or $0.08 per diluted share) and a net income tax benefit of $64.0 million ($0.79 per diluted share).

    Included in net income for the 13 weeks ended January 28, 2006 are pretax impairment charges of $55.3 million ($35.6 million after-tax or $0.45 per diluted share). Also included in net income for the 13 weeks ended January 28, 2006 is a $28.2 million hurricane recovery gain ($18.0 million after-tax or $0.23 per diluted share) and a net $35.1 million ($0.44 per diluted share) tax benefit recorded due to the sale of a subsidiary by the Company.

    Income - 53 Weeks

    Net income for the 53 weeks ended February 3, 2007 was $245.6 million ($3.05 per diluted share) compared to net income of $121.5 million ($1.49 per diluted share) for the 52 weeks ended January 28, 2006.

    Included in net income for the 53 weeks ended February 3, 2007 are the following items:

    -- The above-mentioned pretax interest credit of $10.5 million ($6.6 million after-tax or $0.08 per diluted share) and a net income tax benefit of $64.0 million ($0.80 per diluted share) which includes $18.3 million for the change in a capital loss valuation allowance. Both the pretax interest credit and the income tax benefit are related to statute expirations and audit settlements with federal and state authorities for multiple tax years.

    -- A pretax gain on the sale of the Company's interest in a mall joint venture of $13.5 million ($8.5 million after-tax or $0.11 per diluted share).

    -- Settlement proceeds of $6.5 million ($4.0 million after-tax or $0.05 per diluted share) received from the Visa
        Check/Mastermoney Antitrust litigation.

    -- A pretax charge of $21.7 million ($13.6 million after-tax or $0.17 per diluted share) for a memorandum of understanding reached in a litigation case.

    -- Recognition of an income tax benefit of approximately $5.8 million ($0.07 per diluted share) for the change in a capital loss valuation allowance due to capital gain income and $6.5 million ($0.08 per diluted share) due to the release of tax reserves.

    Included in net income for the 52 weeks ended January 28, 2006 are the following items:

    -- Pretax impairment charges of $61.7 million ($39.6 million after-tax or $0.49 per diluted share).

    -- A $29.7 million hurricane recovery gain ($18.9 million after-tax or $0.23 per diluted share)

    -- A net $35.1 million ($0.43 per diluted share) tax benefit recorded due to the sale of a subsidiary by the Company.

    Revenues

    Net sales for the 14 weeks ended February 3, 2007 were $2.400 billion. Net sales for the 13 weeks ended January 28, 2006 were $2.338 billion. Total sales for the 13 weeks ended January 27, 2007 declined 3% compared to the 13 weeks ended January 28, 2006. Sales in comparable stores for the same 13-week period declined 4%.

    Net sales for the 53 weeks ended February 3, 2007 were $7.647 billion. Net sales for the 52 weeks ended January 28, 2006 of $7.560 billion. Sales for the 52 weeks ended January 27, 2007 declined 1% compared to the 52 weeks ended January 28, 2006 in both total and comparable stores.

    During the 13 weeks ended January 27, 2007, the net sales performance was strongest in the Company's Western region where performance exceeded the average company trend for the period. Sales were slightly above trend in the Central region and below trend in the Eastern region.

    During the 13 weeks ended January 27, 2007, net sales in the lingerie and accessories category and furniture significantly exceeded Company's average performance for the period. Sales of juniors' and children's apparel were significantly below trend for the period.

    Gross Margin

    Gross margin declined 80 basis points of sales for the 14 weeks ended February 3, 2007 compared to the 13 weeks ended January 28, 2006. The decline is due to a $28.2 million hurricane recovery gain recorded in the prior year fourth quarter related to insurance settlements received covering inventory losses incurred in the 2005 hurricane season. Excluding the effect of the prior year insurance gain, gross margin improved 40 basis points of sales during the 14 weeks ended February 3, 2007 as a result of the Company's disciplined approach to merchandise and inventory control during the period. Exclusive of the prior year effect of the insurance gain, lower markdowns were partially offset by lower markups during the period.

    Total inventory declined 2% as of February 3, 2007 compared to January 28, 2006. Inventory in comparable stores declined 4%.

    Dillard's remains committed to providing a differentiated shopping experience to position its merchandise mix toward a more upscale and contemporary tone to continue to attract customers who are seeking exciting statements in fashion. This commitment is evidenced by Dillard's continuing and notable changes in merchandise assortment and presentation including:

    -- Presenting upscale, contemporary and trend-right fashion excitement from recognized and revered national sources who are successfully connecting with our targeted customer.

    -- Seeking exciting, new vendors who offer differentiated or trend-setting products and being the first to present such merchandise to the marketplace.

    -- Brand-building and editing of Dillard's exclusive merchandise which provides differentiated choices to a wide array of customers - from those seeking new upscale, contemporary looks to those who prefer more moderate choices in fashion. Penetration of exclusive brand merchandise for the 53 and 52 weeks ended February 3, 2007 and January 28, 2006 was 23.8% and 24.0%, respectively.

    -- Adopting a more disciplined approach to purchasing and inventory management, seeking to better match purchases to projected consumer demand in both quantity and mix.

    -- Monitoring customer response to trends and positioning ourselves to quickly replenish merchandise to which customers have reacted in a tremendously positive way.

    -- Effectively using information technology to edit merchandise assortments by store to meet specific preference, taste and size requirements of each local operating area.

    -- Continuing our focus on reliable service, dependable quality and measurable value -- setting Dillard's apart from others in the marketplace and building lasting customer relationships.

    Advertising, Selling, Administrative and General Expenses

    Advertising, selling, administrative and general ("S G & A") expenses were $577.6 million and $552.5 million for the quarters ended February 3, 2007 and January 29, 2006, respectively. The increase primarily reflects the additional expense of a 14th week of operations compared to 13 weeks in the prior year. Additionally, as a result of the Company's improved performance during the year, incentive compensation to store managers, merchants and management significantly increased during the fourth quarter. Partially offsetting the increase in SG & A expenses are significant savings in workers' compensation and general liability expense due to more efficient claims management and advertising expense savings arising from the Company's repositioning of its advertising efforts.

    In the fall of 2006, the Company launched its comprehensive national branding campaign, "Dillard's - The Style of Your Life". The campaign features Dillard's fashion merchandise in a variety of lifestyle vignettes distributed through multiple media channels including national fashion magazines, broadcast and Internet. The branding campaign supports Dillard's upscale and contemporary approach to the marketplace in a series of customized, sophisticated portfolios. The current campaign will continue through the spring 2007 season and beyond.

    The Company continues to evaluate its advertising strategy to position advertising spending toward the most appropriate media sources to reach its targeted customers.

    Interest and Debt Expense

    Interest and debt expense was $26.5 million for the 14 weeks ended February 3, 2007 and $26.4 million for the 13 weeks ended January 28, 2006. As of February 3, 2007, letters of credit totaling $76.8 million were outstanding under the Company's $1.2 billion revolving credit facility.

    Store Information

    During the 14 weeks ended February 3, 2007, Dillard's opened the following new locations:



                                                   Square      Open
Center                       City                   Feet      Month
---------------------------- ------------------- ---------- ----------
Coconut Point                Bonita Springs, FL    180,000  November
---------------------------- ------------------- ---------- ----------
Southwest Plaza(a)           Littleton, CO         180,000  November
---------------------------- ------------------- ---------- ----------
(a) replacement store
---------------------------- ------------------- ---------- ----------


    Dillard's increased its store ownership percentage to 84% at February 3, 2007 compared to 81% at January 28, 2006.

    Two stores in the Gulf Coast area which were damaged by Hurricane Katrina remained closed as of February 3, 2007. As of February 3,
2007, the Company operated 328 Dillard's locations spanning 29 states.

    During the 14 weeks ended February 3, 2007, the Company announced the upcoming closure of it Shively Center location in Louisville, Kentucky (156,000 square feet). The store is expected to close in the spring of 2007.

    During the 2007 fiscal year, Dillard's plans to open the following new locations:



                                                     Square    Open
Center                   City                         Feet     Month
------------------------ -------------------------- -------- ---------
Eastland Mall            Evansville, Indiana        180,000  March
------------------------ -------------------------- -------- ---------
Stones River Mall(a)     Murfreesboro, Tennessee    145,000  April
------------------------ -------------------------- -------- ---------
Alamance Crossing        Burlington, North Carolina 126,000  August
------------------------ -------------------------- -------- ---------
Stonebriar Centre        Frisco, Texas              200,000  August
------------------------ -------------------------- -------- ---------
Ashley Park              Newnan, Georgia            155,000  September
------------------------ -------------------------- -------- ---------
Hill Country Galleria    West Austin, Texas         145,000  September
------------------------ -------------------------- -------- ---------
Fallen Timbers           Toledo, Ohio               155,000  October
------------------------ -------------------------- -------- ---------
Santan Village           Gilbert, Arizona           155,000  October
------------------------ -------------------------- -------- ---------
Promenade at Casa Grande Littleton, Colorado         98,000  October
------------------------ -------------------------- -------- ---------
(a) replacement store
------------------------ -------------------------- -------- ---------


    During 2007, the Company plans to expand six existing locations, with the additional square footage totaling approximately 445,000 square feet.



                   Dillard's, Inc. and Subsidiaries
             Condensed Consolidated Statements of Income
                 (In Millions, Except Per Share Data)

                               ---------------------------------------
                                 14 Weeks Ended      13 Weeks Ended
                                February 3, 2007    January 28, 2006
                               ---------------------------------------

                                           % of                % of
                                Amount   Net Sales  Amount   Net Sales
                               --------- --------- --------- ---------

Net sales                      $2,399.8         -  $2,338.2         -
Total revenues                  2,459.2     102.5%  2,379.6     101.8%
Cost of sales                   1,612.3      67.2   1,552.6      66.4
Advertising, selling,
 administrative and general
 expenses                         577.6      24.1     552.5      23.6
Depreciation and amortization      80.2       3.3      75.7       3.2
Rentals                            19.5       0.8      17.1       0.7
Interest and debt expense          26.5       1.1      26.4       1.2
Asset impairment and store
 closing charges                      -         -      55.3       2.4
                               ---------           ---------
    Total costs and expenses    2,316.1             2,279.6
                               ---------           ---------
Income before income taxes        143.1       6.0     100.0       4.3
Income taxes                      (11.9)                1.5
                               ---------           ---------
Net Income                       $155.0       6.5%   $ 98.5       4.2%
                               ========= ========= ========= =========

Basic earnings per share          $1.94               $1.24
                               =========           =========
Diluted earnings per share        $1.90               $1.24
                               =========           =========
Basic weighted average shares      80.0                79.1
                               =========           =========
Diluted weighted average
 shares                            81.5                79.2
                               =========           =========




                   Dillard's, Inc. and Subsidiaries
             Condensed Consolidated Statements of Income
                 (In Millions, Except Per Share Data)

                               ---------------------------------------
                                 53 Weeks Ended      52 Weeks Ended
                                February 3, 2007    January 28, 2006
                               ---------------------------------------

                                           % of                % of
                                Amount   Net Sales  Amount   Net Sales
                               --------- --------- --------- ---------

Net sales                      $7,646.5         -  $7,560.2         -
Total revenues                  7,849.4     102.7%  7,708.0     102.0%
Cost of sales                   5,032.4      65.8   5,014.0      66.3
Advertising, selling,
 administrative and general
 expenses                       2,096.0      27.4   2,041.5      27.0
Depreciation and amortization     301.2       4.0     301.9       4.0
Rentals                            55.5       0.7      47.5       0.7
Interest and debt expense          98.1       1.3     105.6       1.4
Asset impairment and store
 closing charges                      -         -      61.7       0.8
                               ---------           ---------
    Total costs and expenses    7,583.2             7,572.2
                               ---------           ---------
Income before income taxes        266.2       3.5     135.8       1.8
Income taxes                       20.6                14.3
                               ---------           ---------
Net Income                       $245.6       3.2%  $ 121.5       1.6%
                               ========= ========= ========= =========

Basic earnings per share          $3.09               $1.49
                               =========           =========
Diluted earnings per share        $3.05               $1.49
                               =========           =========
Basic weighted average shares      79.6                81.5
                               =========           =========
Diluted weighted average
 shares                            80.5                81.7
                               =========           =========




                   Dillard's, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
                            (In Millions)

                                               February 3, January 28,
                                                  2007        2006
                                               ----------- -----------
Assets
Current Assets:
  Cash and cash equivalents                        $194.0      $299.8
  Trade accounts receivable                          10.5        12.5
  Merchandise inventories                         1,772.1     1,802.7
  Other current assets                               71.2        35.5
                                               ----------- -----------
    Total current assets                          2,047.8     2,150.5

Property and equipment, net                       3,157.9     3,158.9
Goodwill                                             34.5        34.5
Other assets                                        167.8       173.0
                                               ----------- -----------

    Total Assets                                 $5,408.0    $5,516.9
                                               =========== ===========

Liabilities and Stockholders' Equity
Current Liabilities:
  Trade accounts payable and accrued expenses      $797.8      $858.1
  Current portion of long-term debt and
   capital leases                                   104.3       204.4
  Federal and state income taxes including
   current deferred taxes                            75.0        84.9
                                               ----------- -----------
    Total current liabilities                       977.1     1,147.4

Long-term debt and capital leases                   984.9     1,090.8
Other liabilities                                   206.1       259.1
Deferred income taxes                               452.9       479.1
Guaranteed preferred beneficial interests in
 the Company's subordinated debentures              200.0       200.0
Stockholders' equity                              2,587.0     2,340.5
                                               ----------- -----------

    Total Liabilities and Stockholders' Equity   $5,408.0    $5,516.9
                                               =========== ===========


                          Other Information
                            (In Millions)

                                               February 3, January 28,
                                                  2007        2006
                                               ----------- -----------

Square footage                                       56.6        56.4
                                               =========== ===========
Capital expenditures
  14 and 13 weeks, respectively                     $53.6       $83.7
  53 and 52 weeks, respectively                     307.0       367.1


    Estimates for 2007

    The Company is updating the following estimates for certain income statement items for the fiscal year ending February 2, 2008 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See "Forward-Looking Information".



                                                       In Millions
                                                   -------------------
                                                     2007      2006
                                                   Estimated  Actual
                                                   --------- ---------

Depreciation and amortization                          $305      $301
Rental expense                                           67        56
Interest and debt expense                                83        98
Capital expenditures                                    360       307


    Forward-Looking Information

    The foregoing contains certain "forward-looking statements" within the definition of federal securities laws. Statements made in this release regarding the Company's execution of merchandise initiatives, its advertising campaign, store opening information and estimates for 2007 are forward-looking statements. The Company cautions that forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, contained in this report are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors (without limitation) include general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company's stores are located and the effect of these factors on the buying patterns of the Company's customers; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; changes in consumer spending patterns and debt levels; adequate and stable availability of materials and production facilities from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; possible future acquisitions of store properties from other department store operators and the continued availability of financing in amounts and at the terms necessary to support the Company's future business; potential disruption from terrorist activity and the effect on ongoing consumer confidence; potential disruption of international trade and supply chain efficiencies; events causing disruption or delays in the store construction schedule, world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.



    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965